Exhibit 99.1

THE CHILDREN’S PLACE REPORTS THIRD QUARTER 2017 RESULTS

Delivers Q3 Comparable Retail Sales Increase of 5.1%

Reports Q3 GAAP Earnings per Diluted Share of $2.44 vs $2.36 in Q3 2016, a 3% Increase and

Q3 Adjusted Earnings per Diluted Share of $2.58 vs $2.29 in Q3 2016, a 13% Increase

Repurchases $28 Million in Stock and Pays $7 Million in Dividends in Q3

Increases Adjusted EPS Guidance to a Range of $7.46 to $7.51 for FY 2017 Compared to Previous Guidance of $7.23 to $7.33 and FY 2016 Adjusted EPS of $5.43

Secaucus, New Jersey – November 15, 2017 – The Children’s Place, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced financial results for the thirteen weeks ended October 28, 2017.

Jane Elfers, President and Chief Executive Officer, said, “We delivered exceptional operating results in the third quarter with comparable retail sales, gross margin, operating margin and earnings per diluted share all exceeding last year. Our third quarter comparable retail sales increased 5.1%, our eighth consecutive quarter of positive comps, on top of a positive 4.6% comp in the third quarter of 2016. Merchandise margin expanded for the 11th consecutive quarter. Our store traffic has experienced sequential improvement for each of the past six quarters and all of our key retail metrics increased - AUR, ADS, UPT, transactions and conversion. And, we repurchased $28 million in stock and paid $7 million in dividends in the quarter.”

Ms. Elfers continued, “Our results are impressive on their own, but given the impact of three major hurricanes, Gymboree’s bankruptcy and inventory liquidation sales, the record October heat across most of the country, and the anniversary of our very successful private label credit card and loyalty program launches in the third quarter of last year, our results are outstanding.”

Ms. Elfers concluded, “Looking ahead, while we are only a couple of weeks into the fourth quarter, our business is strong. We continue to make significant progress against each of our strategic growth initiatives - superior product, business transformation through technology, global growth through alternate channels of distribution and fleet optimization - all of which are supported by a best-in-class management team.”

Financial Results

The Company’s results are reported in this press release on a GAAP and as adjusted, non-GAAP basis. A reconciliation of non-GAAP to GAAP financial information is provided at the end of this press release.

Third Quarter 2017 Results

Net sales increased 3.4% to $490.0 million in the third quarter of 2017. Comparable retail sales increased 5.1% in the third quarter of 2017.

Net income was $44.1 million, or $2.44 per diluted share, in the third quarter of 2017, compared to net income of $44.2 million, or $2.36 per diluted share, the previous year. Adjusted net income was $46.7 million, or $2.58 per diluted share, compared to adjusted net income of $42.8 million, or $2.29 per diluted share, in the third quarter last year. This $0.29 increase in adjusted net income per diluted share includes a $0.03 benefit resulting from the new accounting rules for the income tax impact on share-based compensation.

Gross profit was $202.4 million in the third quarter, compared to $194.5 million in the third quarter of 2016. Adjusted gross profit was $202.4 million in the third quarter, compared to $194.4 million last year, and leveraged 30 basis points to 41.3% of sales, driven by increases in AUR and merchandise margin resulting from strong product acceptance and inventory management, inclusive of the impact of the increased penetration of our ecommerce business which runs at a lower gross margin rate.

Selling, general and administrative expenses were $118.3 million compared to $115.4 million in the third quarter of 2016. Adjusted SG&A was $117.3 million compared to $115.4 million in the third quarter last year and leveraged 50 basis points as a percentage of net sales primarily as a result of the positive comparable retail sales, in addition to decreased store expenses which were driven by lower credit card fees, and lower incentive compensation expenses, partially offset by the investment in our transformation initiatives.

Operating income was $64.1 million, compared to operating income of $62.1 million in the third quarter of 2016. Adjusted operating income in the third quarter of 2017 was $68.4 million, or 14.0% of net sales, compared to adjusted operating income of $62.4 million in the third quarter last year, leveraging 80 basis points compared to last year.

For the third quarter, the Company’s adjusted net income excludes net expenses of approximately $2.6 million, compared to excluded net income of approximately $1.4 million in the third quarter of 2016, in each case comprising certain items which the Company believes are not reflective of the performance of its core business. For the third quarter of 2017, these excluded items are primarily related to expenses associated with asset impairment charges and restructuring costs. For the third quarter of 2016, these excluded items related primarily to income due to the release of reserves for prior year uncertain tax positions, partially offset by asset impairment charges.

Fiscal Year to Date

Net sales increased 2.8% to $1,300.3 million in the first nine months of fiscal 2017. Comparable retail sales increased 4.8% in the first nine months of fiscal 2017.

Net income was $94.6 million, or $5.19 per diluted share, in the first nine months of fiscal 2017, compared to net income of $68.1 million, or $3.56 per diluted share, the previous year. Adjusted net income was $98.3 million, or $5.39 per diluted share, compared to $68.4 million, or $3.57 per diluted share. This $1.82, or 51%, increase in adjusted net income per diluted share includes a $0.90 benefit resulting from the new accounting rules for the income tax impact on share-based compensation. Excluding this $0.90 benefit from the new accounting rules, adjusted net income per diluted share increased 26%.

Gross profit was $501.4 million in the first nine months of fiscal 2017, compared to $483.7 million last year. Adjusted gross profit was $502.1 million, or 38.6% of net sales, leveraging 40 basis points compared to last year.

Selling, general and administrative expenses in the first nine months of fiscal 2017 were $338.6 million, compared to $332.6 million last year. Adjusted SG&A was $331.7 million, compared to $332.9 million last year, leveraging 80 basis points compared to last year.

Operating income was $109.7 million, compared to operating income of $98.8 million in fiscal 2016. Adjusted operating income was $121.9 million, or 9.4% of net sales, compared to $101.7 million, or 8.0% of net sales last year, leveraging 140 basis points.

During the first nine months of fiscal 2017, the Company’s adjusted net income excludes net expenses of approximately $3.7 million, compared to excluded net expenses of approximately $0.2 million during the first nine months of fiscal 2016, in each case comprising certain items which the Company believes are not reflective of the performance of its core business. For the first nine months of fiscal 2017, these excluded items are primarily related to charges due to a provision for a legal settlement resulting from a pricing litigation, asset impairment charges, restructuring costs, a state sales and use tax audit settlement, a provision for foreign exchange control penalties, and an insurance claim deductible, partially offset by income associated with the release of reserves for prior year uncertain tax positions. For the first nine months of fiscal 2016, these excluded items primarily related to asset impairment charges, partially offset by income related to the release of reserves for prior year uncertain tax positions.

Store Openings and Closures

The Company opened one store and did not close any stores during the third quarter of 2017. The Company ended the quarter with 1,027 stores and square footage of 4.81 million, a decrease of 3.2% compared to the prior year. Since our fleet optimization initiative was announced in 2013, we have closed 156 stores.

The Company’s international franchise partners opened 10 points of distribution and closed 3 in the third quarter, and the Company ended the quarter with 168 international points of distribution open and operated by its 7 franchise partners in 19 countries.

Capital Return Program

During the third quarter of 2017, the Company repurchased 258,669 shares for approximately $28 million, inclusive of shares repurchased and surrendered to cover tax withholdings associated with the vesting of equity awards held by management. The Company also paid a quarterly dividend of approximately $7 million, or $0.40 per share, in the quarter.

For the first nine months of 2017, the Company repurchased 766,037 shares for approximately $85 million, inclusive of shares repurchased and surrendered to cover tax withholdings associated with the vesting of equity awards held by management. The Company also paid quarterly dividends totaling approximately $21 million in the first nine months of 2017.

Since 2009, the Company has returned over $863 million to its investors through share repurchases and dividends. At the end of the third quarter of 2017, approximately $278 million remained available for future share repurchases under the Company’s existing share repurchase programs.

Additionally, the Company’s Board of Directors authorized a quarterly dividend of $0.40 per share. The dividend for the fourth quarter is payable on January 3, 2018 to shareholders of record at the close of business on December 13, 2017.

Outlook

The Company is updating its outlook for fiscal 2017 and now expects adjusted net income per diluted share to be in the range of $7.46 to $7.51, inclusive of a $0.91 benefit resulting from new accounting rules for the income tax impact on share-based compensation. This compares to the Company’s previous guidance for adjusted net income per diluted share of $7.23 to $7.33, inclusive of an $0.89 benefit resulting from new accounting rules for the income tax impact on share-based compensation. Excluding the benefit from the new accounting rules, full year adjusted net income per diluted share guidance is projected to increase 20% to 21% compared to adjusted net income per diluted share of $5.43 last year.

This guidance for adjusted net income per diluted share excludes charges of approximately $3.7 million related to a provision for a legal settlement resulting from a pricing litigation, asset impairment charges, restructuring costs, a state sales and use tax audit settlement, a provision for foreign exchange control penalties, and an insurance claim deductible, partially offset by income associated with the release of reserves for prior year uncertain tax positions, as the Company believes these items are not reflective of the performance of its core business.

The Company expects adjusted net income per diluted share in the fourth quarter of 2017 will be between $2.07 and $2.12. This compares to adjusted net income per diluted share of $1.88 in the fourth quarter of 2016. This guidance assumes a low single digit increase in comparable retail sales.

Financial Results

The Company’s results are reported in this press release on a GAAP and as adjusted, non-GAAP basis. Adjusted net income, adjusted net income per diluted share, adjusted gross profit, adjusted SG&A, and adjusted operating income are non-GAAP measures, and are not intended to replace GAAP financial information and may be different from non-GAAP measures reported by other companies. The Company believes the income and expense items excluded as non-GAAP adjustments are not reflective of the performance of its core business and that providing this supplemental disclosure to investors will facilitate comparisons of the past and present performance of its core business. The Company uses non-GAAP measures to evaluate and measure operating performance, including, to measure performance for purposes of the Company’s annual bonus and long-term incentive compensation plans. A reconciliation of non-GAAP to GAAP financial information is provided at the end of this press release.

Conference Call Information

The Children’s Place will host a conference call to discuss its third quarter 2017 results today at 8:00 a.m. Eastern Time. The call will be broadcast live at http://investor.childrensplace.com. An audio archive will be available on the Company’s website approximately one hour after the conclusion of the call.

About The Children’s Place, Inc.

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture, sells at retail and wholesale, and licenses to sell fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children’s Place,” “Place” and “Baby Place” brand names. As of October 28, 2017, the Company operated 1,027 stores in the United States, Canada and Puerto Rico, an online store at www.childrensplace.com, and had 168 international points of distribution open and operated by its 7 franchise partners in 19 countries.

Forward Looking Statement

This press release contains, and the above referenced conference call may contain, forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements relating to the Company’s strategic initiatives and adjusted net income per diluted share. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “project,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its Annual Report on Form 10-K for the fiscal year ended January 28, 2017. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by weakness in the economy that continues to affect the Company’s target customer, the risk that the Company’s strategic initiatives to increase sales and margin are delayed or do not result in anticipated improvements, the risk of delays, interruptions and disruptions in the Company’s global supply chain, including resulting from foreign sources of supply in less developed countries or more politically unstable countries, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact: Robert Vill, Group Vice President, Finance, (201) 453-6693

(Tables Follow)

    THE CHILDREN’S PLACE, INC.

     CONSOLIDATED STATEMENTS OF OPERATIONS

    (In thousands, except per share amounts)

    (Unaudited)

	Third Quarter Ended		Year-to-Date Ended
	October 28,	October 29,	October 28,	October 29,
	2017	2016	2017	2016
Net sales	$490,026	$473,777	$1,300,303	$1,264,544
Cost of sales	287,593	279,260	798,874	780,805
Gross profit	202,433	194,517	501,429	483,739
Selling, general and administrative expenses	118,288	115,442	338,642	332,557
Asset impairment charges	3,203	392	4,661	3,218
Other costs	4	17	14	276
Depreciation and amortization	16,789	16,586	48,460	48,938
Operating income	64,149	62,080	109,652	98,750
Interest expense	(100)	(158)	(429)	(408)
Income before taxes	64,049	61,922	109,223	98,342
Provision for income taxes	19,972	17,756	14,627	30,202
Net income	$44,077	$44,166	$94,596	$68,140

Earnings per common share
Basic	$2.50	$2.41	$5.36	$3.63
Diluted	$2.44	$2.36	$5.19	$3.56

Weighted average common shares outstanding
Basic	17,617	18,342	17,645	18,785
Diluted	18,090	18,703	18,223	19,139

THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Third Quarter Ended		Year-to-Date Ended
	October 28,	October 29,	October 28,	October 29,
	2017	2016	2017	2016

Net income	$44,077	$44,166	$94,596	$68,140

Non-GAAP adjustments:
Provision for legal settlement	-	-	5,000	-
Restructuring costs	1,016	(56)	1,578	(527)
Asset impairment charges	3,203	392	4,661	3,218
Sales tax audit	-	-	418	-
Foreign exchange penalties	-	-	300	-
Insurance claim deductible	-	-	250	-
Proxy costs	-	-	-	12
DC exit costs (income)	-	17	-	276
Aggregate impact of Non-GAAP adjustments	4,219	353	12,207	2,979
Income tax effect (1)	(1,611)	(141)	(4,503)	(1,153)
Prior year uncertain tax positions (2)	-	(1,580)	(4,048)	(1,580)
Net impact of Non-GAAP adjustments	2,608	(1,368)	3,656	246

Adjusted net income	$46,685	$42,798	$98,252	$68,386

GAAP net income per diluted share	$2.44	$2.36	$5.19	$3.56

Adjusted net income per diluted share	$2.58	$2.29	$5.39	$3.57

(1) The tax effects of the non-GAAP items are calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

(2) Prior year tax related to uncertain tax positions.

	Third Quarter Ended		Year-to-Date Ended
	October 28,	October 29,	October 28,	October 29,
	2017	2016	2017	2016

Operating income	$64,149	$62,080	$109,652	$98,750

Non-GAAP adjustments:
Provision for legal settlement	-	-	5,000	-
Restructuring costs	1,016	(56)	1,578	(527)
Asset impairment charges	3,203	392	4,661	3,218
Sales tax audit	-	-	418	-
Foreign exchange penalties	-	-	300	-
Insurance claim deductible	-	-	250	-
Proxy costs	-	-	-	12
DC exit costs (income)	-	17	-	276
Aggregate impact of Non-GAAP adjustments	4,219	353	12,207	2,979

Adjusted operating income	$68,368	$62,433	$121,859	$101,729

THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Third Quarter Ended		Year-to-Date Ended
	October 28,	October 29,	October 28,	October 29,
	2017	2016	2017	2016

Gross Profit	$202,433	$194,517	$501,429	$483,739

Non-GAAP adjustments:
Restructuring costs	-	(75)	377	(125)
Insurance claim deductible	-	-	250	-
Aggregate impact of Non-GAAP adjustments	-	(75)	627	(125)

Adjusted Gross Profit	$202,433	$194,442	$502,056	$483,614

	Third Quarter Ended		Year-to-Date Ended
	October 28,	October 29,	October 28,	October 29,
	2017	2016	2017	2016

Selling, general and administrative expenses	$118,288	$115,442	$338,642	$332,557

Non-GAAP adjustments:
Provision for legal settlement	-	-	(5,000)	-
Restructuring costs	(1,016)	(19)	(1,201)	402
Sales tax audit	-	-	(418)	-
Foreign exchange penalties	-	-	(300)	-
Proxy costs	-	-	-	(12)
Aggregate impact of Non-GAAP adjustments	(1,016)	(19)	(6,919)	390

Adjusted Selling, general and administrative expenses	$117,272	$115,423	$331,723	$332,947

THE CHILDREN’S PLACE, INC.

 CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	October 28,	January 28,	October 29,
	2017	2017*	2016
Assets:
Cash and cash equivalents	$257,743	$193,709	$192,243
Short-term investments	15,000	49,300	75,100
Accounts receivable	32,432	31,413	30,605
Inventories	363,788	286,343	325,463
Other current assets	22,690	30,822	33,934
Total current assets	691,653	591,587	657,345

Property and equipment, net	266,230	264,280	274,747
Other assets, net	55,541	35,056	31,992
Total assets	$1,013,424	$890,923	$964,084

Liabilities and Stockholders' Equity:
Revolving loan	$56,400	$15,380	$65,600
Accounts payable	249,562	158,632	170,192
Accrued expenses and other current liabilities	123,216	135,609	146,127
Total current liabilities	429,178	309,621	381,919

Other liabilities	73,780	85,015	87,850
Total liabilities	502,958	394,636	469,769

Stockholders' equity	510,466	496,287	494,315

Total liabilities and stockholders' equity	$1,013,424	$890,923	$964,084

*	Derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended January 28, 2017.

THE CHILDREN’S PLACE, INC.

 CONSOLIDATED CASH FLOWS

(In thousands)

(Unaudited)

	39 Weeks Ended
	October 28,	October 29,
	2017	2016

Net income	$94,596	$68,140
Non-cash adjustments	64,906	55,266
Working Capital	(29,557)	2,144
Net cash provided by operating activities	129,945	125,550

Net cash used in investing activities	(4,218)	(61,753)

Net cash used in financing activities	(65,510)	(62,088)

Effect of exchange rate changes on cash	3,817	3,000

Net increase in cash and cash equivalents	64,034	4,709

Cash and cash equivalents, beginning of period	193,709	187,534

Cash and cash equivalents, end of period	$257,743	$192,243

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